Exhibit (j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 16, 2007, relating to the financial statements and financial highlights which appear in the December 31, 2006 Annual Reports to Shareholders of OpCap Equity Portfolio, OpCap Mid Cap Portfolio, OpCap Small Cap Portfolio, OpCap Global Equity Portfolio, OpCap Managed Portfolio, OpCap Balanced Portfolio, OpCap Renaissance Portfolio and NFJ Dividend Value Portfolio, the portfolios of Premier VIT, which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

April 16, 2007